Exhibit 10.1

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (hereinafter referred to as the “Agreement”) is entered into between the following parties on November 28, 2018:

Party A: Shanghai ECMOHO Health Biotechnology Co, Ltd.

Registration No.: 913100005886672355

Registered Address: Floor 2&3, No. 1000 Tianyaoqiao Road, Xuhui District, Shanghai

Party B: Shanghai Yibo Medical Devices Co., Ltd

Registration No.: 91310104MA1FR86H9M

Registered Address: Room 1810, No. 380 Fenglin Road, Xuhui District, Shanghai

The two parties above shall be collectively referred to as “Parties” and individually referred to as a “Party”.

Whereas:

(1)	Party A is a limited liability company registered under the laws of the People’s Republic of China (hereinafter referred to as the “PRC”);

(2)	Party B is a limited liability company registered in Shanghai, China, whose scope of business includes telecommunication services, e-commerce and food sales.

Therefore, both Parties hereby reach mutual agreements as follows after negotiation:

1.	Definition and Interpretation

Unless otherwise agreed within the context, the following terms herein shall have the following definitions:

“Agreement”	means the text and exhibits of this Agreement;

“Execution Date”	means the date on which this Agreement is executed, which is set forth herein;

“Party B’s Business”	means any business that Party B is entitled to engage in according to its business qualifications currently obtained or may be obtained in the future;

“Service”	means the service that Party A provide to Party B according to Article 2 of this Agreement;

“Term of Service”	means the term during which Party A provide the Service to Party B according to Article 2 of this Agreement;

“Service Fee”	means the fees payable by Party B to Party A according to Article 3 of this Agreement;

2.	Term of Service and Scope of Service

2.1

The Term of Service provided by Party A shall be 10 years commencing from the Execution Date. Unless Party A notifies Party B that the Term of Service is not to be extended 90 days before the expiration of the Term of Service, the Term of Service shall be extended automatically for another 10 years, and so on.

2.2

During the Term of Service, as the exclusive technology consulting and service provider of Party B, Party A agrees to provide Party B the relevant technology consulting and service as listed in Exhibit 1 according to the terms and conditions of this Agreement.

2.3

Party B agrees to accept the technology consulting and service from Party A. Party B further agrees that except otherwise agreed by Party A in writing, during the term of this Agreement, Party B may not accept the same or similar technology consulting and service in connection with Party B’s Business from any third parties.

2.4

Any rights and interest arising from the performance of this Agreement, including without limitation the proprietary rights, intellectual property rights including copyright, patent right, know-how and business secret, whether developed by Party A or by Party B based on the original intellectual property rights owned by Party A, shall be exclusively owned by Party A.

3.	Calculation and Payment of Technology Consulting and Service Fee (hereinafter referred to as the “Consulting Service Fee”)

3.1	Both Parties agree that the Consulting Service Fee hereunder shall be calculated and paid according to Exhibit 2.

3.2

Party B shall pay Party A the Consulting Service Fee hereunder according to the method and date designated by Party A. Both Parties agree that upon written consent of Party A, Party B may delay the payment of the Consulting Service Fee or, as agreed by both Parties, adjust the payment schedule set forth in Section 3.1 of this Agreement.

3.3

Party A agrees that during the Term of Service, Party A shall be entitled to all the economic benefits and shall bear all the risks in connection with Party B’s Business. Where Party B suffers any business losses or severe operation difficulties, Party A will provide financial support. However, under the above-mentioned circumstance, Party A is entitled to require Party B to terminate its business operations and Party B shall accept such requirement unconditionally.

3.4	Party B’s shareholders shall provide share pledge to Party A for the Service Fee payable to Party A by Party B hereunder.

4.	Representations and Warranties

4.1	Each Party hereby represents and warrants to the other Party that as of the Execution Date:

(1)

it is duly organized and validly existing, and has obtained all governmental approval, qualification and license necessary for its operation of relevant business as required by applicable laws. All corporate actions necessary for the execution and delivery of, and the performance of its obligations under this Agreement, have been taken. This agreement is or will, upon its execution be a valid and binding obligation enforceable in accordance with its terms when applicable.

(2)

neither the execution, delivery nor the performance of this Agreement will: (a) be in conflict with or in violation of the following documents, with or without the giving of notice or the passage of time: (i) its business license, articles of association, license, the approval of governmental authority for its establishment and any agreement or any other constitutional documents related to its establishment; (ii) any PRC laws and other applicable laws; (iii) any contracts or other documents to which it is a party, or by which it or its properties are bound or subject; (b) result in the creation or imposition of any pledge or any other encumbrances, upon its property, or result in the entitlement of any third party to create or impose any pledge or any other encumbrances, upon its property; (c) permit the termination or amendment to any contracts or other documents to which it is a party, or by which it or its properties are bound or subject, or result in the entitlement of any third party to terminate or amend such documents; (d) result in the suspension, revocation, damage, confiscation or the inability of renewal of any applicable approval, license, registration of governmental authorities;

(3)

there is no suit, arbitration or any other judicial or administrative proceeding pending or, to the knowledge of such Party, currently threatened against itself, that will affect its ability to perform its obligations hereunder; and

(4)

it has fully provided the other Party with all the contracts, approvals, consent or any other documents to which it is a party, or by which it or its properties or business are bound or subject, that may have material adverse effect for it to fully perform its obligations hereunder. And no documents provided by it to the other Party contains any untrue statement of any material fact, or omits to state any material fact.

4.2	Party B hereby further represents and warrants to Party A as follows:

(1)	Party B shall pay Party A in full the Service Fee according to the provisions hereof.

(2)	During the Term of Service, Party B will:

(a)	maintain all requisite license and qualifications for conducting Party B’s Business in effect; and

(b)	actively cooperate with Party A in connection with the services rendered by Party A and accept the reasonable ideas and suggestions raised by Party A on Party B’s Business.

4.3

During the Term of Service, unless agreed in writing in advance by Party A, Party B will not accept any services which are the same as or similar to the services listed in Section 2.2 herein from any third parties except for Party A.

4.4

Unless agreed in writing in advance by Party A, as of the Execution Date, Party B may not sell, transfer, mortgage or in other ways dispose of the rights and interest in any assets (except for those necessary for daily operations), business or incomes, or grant any third parties to set any other security interest on Party B’s assets or interest.

4.5	Unless agreed in writing in advance by Party A, as of the Execution Date, Party B may not succeed or provide security for any debts (except for those necessary for daily operations).

4.6	Unless agreed in writing in advance by Party A, as of the Execution Date, Party B may not enter into any material contracts (except for those necessary for daily operations).

4.7

Unless agreed in writing in advance by Party A, as of the Execution Date, Party B may not merge with or form a consociation with any third parties, acquire or be acquired or controlled by any third parties, increase or decrease its registered capital or in other ways change its registered capital structure.

4.8

To the extent permitted by PRC laws, Party B will elect the personnel recommended by Party A to be the directors and senior management of the company; unless agreed in writing in advance by Party A or otherwise required by applicable laws, Party B may not refuse to elect the personnel recommended by Party A for any other reasons.

4.9

Party A shall be entitled to check the financial statements of Party B regularly and at any time. During the Term of Service, Party B shall cooperate with Party A and its direct or indirect shareholders in the auditing and due diligence, provide relevant information and materials in connection with the operation, business, clients, finance and employees to the auditors and/or other professionals entrusted by Party A, and agree to the disclosure of such information and materials by Party A or its shareholders for IPO purposes.

4.10

Each Party hereby warrants to the other Party that it will execute all reasonably necessary documents and take all reasonably necessary actions in performing this Agreement and realize the purpose of this Agreement, including without limitation the issuance of necessary authorization documents to the other Party.

4.11

Each Party hereby warrants to the other Party that subject to the provisions of the PRC laws and on the condition that Party B may legally continue its conduct of business, Party A may exercise its exclusive option under the Exclusive Call Option Agreement entered into by and among Party A, Party B and Party B’s shareholders on the Execution Date.

5.	Confidentiality

5.1

Prior to the execution of this Agreement and during the term of this Agreement, each Party (the “Disclosing Party”) has disclosed or from time to time may disclose to the other Party (the “Receiving Party”) its confidential information (including without limitation the business operation information, client information, financial information and contracts). The Receiving Party shall keep confidential such confidential information and shall not use such confidential information for purposes other than those specifically provided herein. The above provisions shall not apply to the information that (a) the Receiving Party has written evidence that it has obtained such information before the disclosure by the Disclosing Party; (b) is generally known to the public at the time of disclosure or becomes generally known with no breach of this Agreement by the Receiving Party; (c) becomes known to the Receiving Party on a non-confidential basis through disclosure by a third-party with no confidentiality obligation to such confidential information; and (d) required to be disclosed by any laws, regulations or governmental authorities, or disclosed to its legal consultant or accounting consultant for its daily operations.

5.2

Subject to the provisions of Section 5.1, Party B agrees to use best efforts and all reasonable measures to keep confidential all confidential materials and information known through Party A’s exclusive consulting and service (hereinafter referred to as the “Confidential Information”); unless otherwise agreed in writing by Party A, Party B may not disclose, provide or transfer such Confidential Information to any third parties. Upon the termination of this Agreement, Party B shall return any documents, materials or software containing such Confidential Information to Party A as required or destroy them, and delete any Confidential Information from any memory devices and may not continue using such Confidential Information.

5.3	Both Parties agree that Article 5 shall survive the amendment, expiration or termination and shall continue in full force and effect.

6.	Indemnity

Party B shall indemnify Party A from and against any and all suits, claims, losses, damages, obligations and expenses or other demands which may arise from Party A’s performance of obligations hereunder and shall defend and hold harmless Party A from and against any and all damages and losses which may arise from any act performed by Party B or any third party claims based on Party B’s Business.

7.	Liability of Breach

Except as otherwise provided herein, if one Party (the “Breaching Party”) fails to perform any of its obligations or breaches this Agreement in other ways, the other Party (the “Indemnitee”) may:

(1)

issue a written notice to the Breaching Party regarding the nature and scope of such breach and require the Breaching Party to rectify such breach within a reasonable period (the “Cure Period”) written in the notice at its own cost; and

(2)

if the Breaching Party fails to rectify such breach within the Cure Period, the Indemnitee is entitled to requiring the Breaching Party to bear all liabilities caused by such breach, and compensate all actual losses suffered by the Indemnitee in relation with such breach, including without limitation the attorney’s fee, litigation or arbitration expenses in relation with such breach. The Indemnitee is also entitled to require specific performance by the Breaching Party. Furthermore, the Indemnitee may apply to arbitration institutions or courts for judgment of specific performance or compulsory enforcement. The exercise of the above remedy will not constitute the waiver of any other remedy available to the Indemnitee herein and in accordance with applicable laws.

8.	Effectiveness and Termination

8.1	This Agreement shall come into effect as of the Execution Date.

8.2

This Agreement shall be terminated after all equity interest and/or assets of Party B owned by Party B’s shareholders have been legally transferred to Party A and/or its designated person(s) pursuant to the provisions of the Exclusive Call Option Agreement. Notwithstanding the foregoing, Party A shall be entitled to terminate this Agreement at any time with a written notice to Party B issued 30 days in advance without bearing any liability for breach for its termination of this Agreement unilaterally.

9.	Governing Law and Dispute Resolution

9.1	The effectiveness, interpretation, performance and dispute solution of this Agreement shall be governed by the laws of the PRC.

9.2

Where a dispute happens between the Parties on the interpretation and performance of the articles of this Agreement, the Parties shall amicably negotiate in solving such dispute. Where within thirty (30) days after one Party issues a written notice on the negotiation requirement to the other Party, no agreement is reached on the dispute solution, either Party is entitled to submitting such dispute to Shanghai International Economic and Trade Arbitration Center for arbitration under its then effective arbitration rules. The venue of arbitration shall be Shanghai, and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon both Parties.

9.3

During the arbitration period, except for the matters or obligations under arbitration, the Parties shall continue the performance of other obligations provided herein. The arbitrator is entitled to make appropriate award so that Party A may receive appropriate legal remedy, including without limitation the restriction on Party B’s business operation or the equity interest or assets, order or restraining order on the transfer or disposition of the equity interest or assets of Party B, order of liquidation of Party B.

9.4

Per the request of one Party, the court with competent jurisdiction may grant provisional remedy, such as the detainment or freeze of the assets or equity interest of the Breaching Party. After the arbitration award comes into effect, either Party may apply for the enforcement of arbitration award to the court with competent jurisdiction.

10.	Force Majeure

10.1

Where the performance of this Agreement is delayed or hindered due to any Force Majeure Event, the Party under the influence of such force majeure does not need to bear any liabilities for the part of liabilities delayed or hindered and only such part. The “Force Majeure Event” herein means any events that go beyond the reasonable control of one Party, and are irrevocable despite of the reasonable notice of the Party influenced by such force majeure, including without limitation to government act, natural power, fire, explosion, geographic change, storm, flood, earthquake, tide, lightning or war. However, the inadequacy of credit, fund or financing may not be deemed as the event out of control of one Party. The Party under the influence of the force majeure that seeks for the relief of liabilities under any articles hereunder shall as soon as possible notify the other Party of such relief of liabilities and the procedures to be taken for the finish of performance.

10.2

The Party under the influence of force majeure does not need to bear any liabilities hereunder. However, so long as such Party has tried its all reasonable effect in performing this Agreement, may it be able to obtain such relief of liability. And such relief shall be limited to the part of liability delayed or hindered due to the force majeure. Once the cause of such relief has been corrected or rectified, both Parties agree to try their utmost in resuming the performance of this Agreement.

11.	Notice

Except otherwise updated by written notice, any notice herein shall be sent to the following addresses through personal delivery, fax or registered mail. Where the notice is sent through registered mail, the signature date on the receipt of the registered mail shall be deemed as the delivery date. Where the notice is sent by personal delivery or fax, the date on which it is sent shall be deemed as the delivery date. Where the notice is sent by fax, after sending the fax, the original copy shall also be delivered to the following address through registered mail or personal delivery.

Party A: Shanghai ECMOHO Health Biotechnology Co, Ltd.

Address: Floor 2&3, No. 1000 Tianyaoqiao Road, Xuhui District, Shanghai

Tel/Fax: 021-61132270

Addressee: Ling Yu

Party B: Shanghai Yibo Medical Devices Co., Ltd

Registered Address: Room 1810, No. 380 Fenglin Road, Xuhui District, Shanghai

Tel/Fax: 021-61132270

Addressee: Ling Yu

12.	Assignment

During the term of this Agreement, unless agreed in writing by the other Party, no party may assign all or a part of its rights and/or obligations hereunder to any third parties, except that Party A may assign its rights and/or obligations to its affiliates.

13.	Amendment and Supplement of the Agreement

The amendment and supplement of this Agreement shall be made in writing by both Parties. The amendment and supplement duly executed by both Parties shall be an integral part of this Agreement and have the same legal effect with this Agreement.

14.	Miscellaneous

14.1

No delay or omission to exercise any right accruing to one Party shall be construed to be a waiver of such right. The fact that certain rights have been partially or fully exercised by such Party, shall not impair such Party to exercise such rights again in the future.

14.2	This Agreement is legally binding upon both Parties and their legitimate successors and assignees.

14.3

If any provision of this Agreement is found to be invalid, illegal or unenforceable, then the remainder of this Agreement shall remain in full force and effect. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

14.4

This Agreement shall constitute all agreements that have been reached between the Parties on the subject thereof and shall supersedes all discussion, negotiation and contract between the Parties on such subject prior to the date hereof, including the Exclusive Technology Consulting and Service Agreement entered into by the Parties dated July 31, 2018.

14.5	This Agreement is written in Chinese and may be executed in one or more counterparts, all of which shall have the same legal effect. Both Parties may execute other copies of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

(No text below)

[Execution Page]

Party A: Shanghai ECMOHO Health Biotechnology Co., Ltd. (Seal)

Signed by: /s/ Ying Wang
Legal/authorized representative

Party B: Shanghai Yibo Medical Equipment Co., Ltd. (Seal)

Signed by: /s/ Qingchun Zeng
Legal/authorized representative

Exhibit 1: List of Technology Consulting and Services

Party A will provide Party B the following technology consulting and services:

(1)

Research and development on relevant technologies necessary for Party B’s Business, including the development, design and making of database software for the storage of relevant business information, UI software and other relevant technologies, and the grant of license to Party B;

(2)

Providing relevant technology application and implementation to the operation of Party B’s Business, including without limitation the system integral design plan, system installation, debugging and test operation;

(3)

With regard to Party B’s advertisement business, providing technology services such as advertising design plan, software design and web page making to Party B and providing management consulting service;

(4)

In charge of the daily maintenance, surveillance, and debugging of Party B’s computer network equipment, including inputting users’ information into database in time, renewing the database according to other business information provided by Party B from time to time, regularly updating UI and providing other relevant technology services;

(5)

Providing consulting service in connection with the procurement of relevant equipment, hardware and software necessary for Party B’s network operation, including without limitation the selection, system installation and debug of various kinds of software, application software and technology platform, and providing consulting service on the selection, model, function of various kinds of hardware equipment and appliance suitable for the above-mentioned software.

(6)

Providing proper training, technology support and assistance to Party B’s employees, including without limitation the training on customer service or technology and other aspects; introducing knowledge and experience on the installation and operation of systems and equipment to Party B and its employees, assistance to Party B on problems occurred from time to time during the installation and operation of system and equipment; consultancy and suggesting to Party B on other online editing platform and software application, assistance to Party B on compiling and collection various kinds of information;

(7)	Providing technology consulting and answer to the question raised by Party B on network equipment, technological products and software;

(8)	Providing technology consulting service in respect of biotechnology and healthcare based on Party B’s operation needs;

(9)	Providing service in regard to the short-term and mid-term marketing development and marketing plan;

(10)	Providing other technology service and consulting based on Party B’s operation needs.

Exhibit 2: Calculation and Payment of Technology Consulting and Service Fee

Technology Consulting and Service Fee

Subject to the provisions of the PRC laws, after covering for the deficits of previous years (if necessary), deducting costs, expenses and taxes necessary for the business operations, Party B shall pay all the before-tax profits (excluding the amount of the technology consulting and service fee hereunder) to Party A as the technology consulting and service fee hereunder. However, Party A is entitled to adjust such amount according to the detailed situation of its provision of the technology consulting and service to Party B, Party B’s business operation situation and Party B’s demand for business development.

The charge rate for any other services provided by Party A to Party B upon Party B’s entrustment, shall otherwise be negotiated by both Parties.

Payment Method

Party A shall, within 15 days since the end of each quarter, issue a bill of the last quarter according to the budget of the aforesaid fee to Party B. Party B shall pay the amount listed in the bill to the designated account of Party A within 15 days after receiving such bill. Party B shall, on or before March 31st of each year pay the remaining amount listed in the audited financial statement of last year to the designated account of Party A. If according to such audited financial statement, Party B has paid more than it should, Party A shall, on or before March 31st of each year return the overpaid amount to the designated account of Party B. However, Party A may, as it believes necessary, agree Party B to delay its payment or adjust the amount payable by Party B for each payment. The Parties may also negotiate and agree on the adjustment of schedule and amount of such payment.